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Exhibit 10.3

     Agreement

    This agreement was entered into effective December 1, 2000 between Wayne A. Case and Schmitt Industries, Inc.

    As Wayne Case was issued 293,250 common stock shares of Schmitt Industries Common Stock on December 16, 1998 by way of an exercise of an existing Non-qualified Stock Option and,

    Wayne A. Case provided to Schmitt Industries, Inc. at that time a note for $586,500 due December 16, 2000 and,

    The note received from Wayne A. Case was secured by the shares issued as a result of the exercise of the Non-qualified Stock Options and,

    Schmitt Industries, Inc. holds the certificate evidencing those shares until the note agreement is paid in full.

    Now the parties wish to terminate the transaction, Case wishes to return the shares to Schmitt and Schmitt will cancel and return the note to Case upon receipt of the Shares.

    The Company will cancel the shares and it is agreed the option rights of Case have lapsed.

Wayne A. Case	Robert C. Thompson, CFO/Treasurer Schmitt Industries, Inc.

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Exhibit 10.3